                                   EXHIBIT 7.1

                          RUSK COUNTY BANCSHARES, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements

                                December 31, 2000

                   (With Independent Auditor's Report Thereon)

           [LETTERHEAD OF THOMAS S. GAY, CERTIFIED PUBLIC ACCOUNTANT]



                          Independent Auditor's Report
                          ----------------------------

The Board of Directors
Rusk County Bancshares, Inc. and Subsidiaries

I have audited the accompanying consolidated balance sheet of Rusk County Bancshares, Inc. and Subsidiaries (Company) as of December 31, 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rusk County Bancshares, Inc. and Subsidiaries as of December 31, 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2000, in conformity with generally accepted accounting principles.

/s/ Thomas S. Gay CPA

February 28, 2001

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheet

                                December 31, 2000

                (Dollars In Thousands, Except Per Share Amounts)



ASSETS
------

Cash and due from banks                                       $          3,799
Federal funds sold                                                       1,875
                                                                   ------------

      Total cash and cash equivalents                                    5,674

Interest bearing deposits at other banks                                 9,697
Securities available for sale                                            3,942
Securities held to maturity                                              1,554
Loans, net                                                              30,599
Bank premises and equipment, net                                         1,220
Accrued interest receivable                                                545
Other assets                                                               329
                                                                   ------------

                                                              $         53,560
                                                                   ============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
  Noninterest bearing                                         $          8,969
  Interest bearing                                                      36,185
                                                                   ------------

      Total deposits                                                    45,154

Other liabilities                                                          436
Commitments and contingencies                                                -

Stockholders' equity:
  Capital stock, $2 par value; 500,000 shares authorized,
    255,000 shares issued                                                  510
  Capital surplus                                                        3,592
  Retained earnings                                                      5,738
  Accumulated other comprehensive income                                    33
                                                                   ------------

                                                                         9,873

  Treasury stock, 87,177 shares, at cost                                (1,903)
                                                                   ------------

      Total stockholders' equity                                         7,970
                                                                   ------------

                                                              $         53,560
                                                                   ============


          See accompanying notes to consolidated financial statements.

                                       (1)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                        Consolidated Statement of Income

                      For the Year Ended December 31, 2000

                (Dollars In Thousands, Except Per Share Amounts)



Interest income:
  Interest and fees on loans                 $3,207
  Interest and dividends on securities:
    Taxable                                     410
    Tax exempt                                   19
  Interest on federal funds sold                 62
  Interest bearing deposits at other banks      599
                                             ------

      Total interest income                   4,297
                                             ------

Interest expense:
  Deposit accounts                            1,593
  Federal funds purchased                        12
                                             ------

      Total interest expense                  1,605
                                             ------

Net interest income                           2,692

Provision for possible loan losses               48
                                             ------

Net interest income after provision           2,644
                                             ------

Noninterest income:
  Service charges                               507
  Other                                          85
                                             ------

      Total noninterest income                  592
                                             ------

Noninterest expense:
  Salaries and employee benefits              1,088
  Occupancy expense                             387
  Other                                         845
                                             ------

      Total noninterest expense               2,320
                                             ------

Net income before income taxes                  916

Income tax expense                              317
                                             ------

Net income                                   $  599
                                             ======

Basic earnings per share                     $ 3.57
                                             ======

Diluted earnings per share                   $ 3.21
                                             ======

          See accompanying notes to consolidated financial statements.

                                       (2)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

            Consolidated Statement of Changes in Stockholders' Equity

                      For the Year Ended December 31, 2000

                (Dollars In Thousands, Except Per Share Amounts)

                                                                    Accumulated
                                                                        Other
                                      Capital  Capital    Retained  Comprehensive   Treasury
                                       Stock   Surplus    Earnings  Income (Loss)     Stock        Total
                                       -----   -------    --------  -------------     -----        -----

Balance January 1, 2000              $   510   $ 3,592    $  5,181    $     (1)     $ (1,898)    $  7,384

Comprehensive income:
  Net income                               -         -         599           -             -          599
  Net change in unrealized
    appreciation on securities
    available for sale, net of             -         -           -          34             -           34
tax

                                                                                                 --------

      Total comprehensive income           -         -           -           -             -          633

Cash dividends                             -         -         (42)          -             -          (42)

Treasury stock purchased                   -         -               -       -            (5)          (5)
                                     -------   -------    --------    --------      --------     --------

Balance December 31, 2000            $   510   $ 3,592    $  5,738    $     33      $ (1,903)    $  7,970
                                     =======   =======    ========    ========      ========     ========

          See accompanying notes to consolidated financial statements.

                                       (3)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                      For the Year Ended December 31, 2000

                (Dollars In Thousands, Except Per Share Amounts)

Cash flows from operating activities:

  Net income                                                           $    599
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation                                                          175
      Net (accretion) amortization                                          (16)
      Provision for possible loan losses                                     48
      Increase in accrued interest receivable                              (124)
      Net decrease in other assets                                           25
      Increase in accrued interest payable                                   49
      Net decrease in other liabilities                                     (25)
                                                                       --------

              Net cash provided by operating activities                     731
                                                                       --------

Cash flows from investing activities:

  Increase in interest bearing deposits at other banks                   (1,876)
  Purchases of securities available for sale                             (1,445)
  Proceeds from sales, maturities and calls of securities available
    for sale                                                                473
  Proceeds from maturities, calls and paydowns of securities
    held to maturity                                                        422
  Net loans originated                                                    1,827
  Net additions to premises and equipment                                   (54)
                                                                       --------

              Net cash used in investing activities                        (653)
                                                                       --------

Cash flows from financing activities:

  Net increase in demand deposits, NOW and savings accounts               1,424
  Net decrease in certificates of deposit                                  (589)
  Dividends paid                                                            (42)
  Purchase of treasury stock                                                 (5)
                                                                       --------

              Net cash provided by financing activities                     788
                                                                       --------

Net increase in cash and cash equivalents                                   866

Cash and cash equivalents at beginning of year                            4,808
                                                                       --------

Cash and cash equivalents at end of year                               $  5,674
                                                                       ========

          See accompanying notes to consolidated financial statements.

                                       (4)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                December 31, 2000

                (Dollars In Thousands, Except Per Share Amounts)



1.     Summary of Significant Accounting Policies
       ------------------------------------------

Basis of Presentation
---------------------

The accounting and reporting policies of Rusk County Bancshares, Inc. and Subsidiaries conform to generally accepted accounting principles and to general practices within the banking industry. The following are descriptions of the more significant of those policies.

Basis of Consolidation
----------------------

The consolidated financial statements include the accounts of Rusk County Bancshares, Inc., its wholly-owned subsidiary, Rusk Delaware Financial Corporation, and its wholly-owned subsidiary, Peoples State Bank (Bank) (all collectively referred to as Company). All significant intercompany transactions have been eliminated in consolidation.

Business
--------

The Company provides a full range of banking services to individual and corporate customers and is subject to competition from other local financial institutions. The Company is also subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Use of Estimates
----------------

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenue and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible loan losses. Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future provisions for losses on loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to record additional provisions for losses based on their judgements about information available at the time of their examination.

                                       (5)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

A significant portion of the Company's loans are secured by real estate and related assets located in local markets. Accordingly, the ultimate collectibility of this portion of the Company's loan portfolio is susceptible to changes in local market conditions.

Cash and Cash Equivalents
-------------------------

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. All highly liquid investments with an initial maturity less than ninety days are considered to be cash equivalents.

Securities Held to Maturity
---------------------------

Investments in debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using methods approximating the interest method over the period to maturity.

Securities Available for Sale
-----------------------------

Investments in debt securities that are not classified as trading or held to maturity are classified as available for sale. Securities available for sale are carried at fair value, with unrealized gains and losses reported net of applicable income taxes in a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using methods approximating the interest method over the period to maturity.

Loans and Allowance for Possible Loan Losses
--------------------------------------------

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance, net of unearned income, the allowance for possible loan losses, and any deferred fees or costs.

Impaired loans (as defined by SFAS No. 114 and as amended by SFAS No. 118) are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                                       (6)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

The allowance for possible loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Certain fees associated with originating loans are deferred and are recognized over the life of the loan as an adjustment of yield. Costs associated with originating loans have been recognized in the period in which such costs were incurred. The provisions of Statement of Financial Accounting Standards (SFAS) No. 91 generally provide that such fees or net costs be deferred and recognized over the life of the loan as an adjustment of yield. For the year ended December 31, 2000, management believes that not deferring such costs and amortizing them over the life of the related loan does not materially affect the financial position or results of operations of the Company.

Bank Premises and Equipment
---------------------------

Buildings, furniture and equipment are carried at cost, less accumulated depreciation which is computed principally by the straight-line method over the estimated useful lives of the related property.

Other Real Estate Owned
-----------------------

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure, thereby establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation are included in other noninterest expense.

Federal Income Taxes
--------------------

The Company files a consolidated income tax return with its subsidiaries. Federal income tax expense or benefit is allocated on a separate return basis.

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Financial Instruments
---------------------

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                                       (7)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

Fair Values of Financial Instruments
------------------------------------

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgement regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the value of assets and liabilities not considered financial instruments.

Forward-Looking Statements
--------------------------

Certain phrases contained in these financial statements including, without limitation, statements containing the words "believes", "anticipates", "estimates", "expects" and words of similar meaning, constitute forward-looking statements, as defined in securities law. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any statements expressed with respect to future periods.

2.  Recent Accounting Pronouncements
    --------------------------------

In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Management does not believe the pronouncement will have a significant effect on its operations, as management does not currently participate in hedging or derivative activities. Adoption of SFAS No. 133 (as later amended by SFAS No. 137) will be required for the Company during the year ending December 31, 2001.

                                       (8)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

In September 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS 140 replaces SFAS 125 and resolves various implementation issues while carrying forward most of the provisions of SFAS 125 without change. SFAS 140 revises standards for transfers of financial assets by clarifying criteria and expanding guidance for determining whether the transferor has relinquished control and the transfer is therefore accounted for as a sale. SFAS 140 also adopts new accounting requirements for pledged collateral and requires new disclosures about securitizations and pledged collateral. SFAS 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management does not expect this standard to have a material effect on the Company's financial statements.

3.     Earnings Per Share
       ------------------

Earnings per share is computed in accordance with SFAS No. 128, "Earnings Per Share", which requires presentation of basic and diluted earnings per share
(EPS) for entities with complex capital structures. Basic EPS is based on net income divided by the weighted-average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of stock options granted using the treasury stock method. Following is a reconciliation of the numerators and denominators of basic and diluted per-share computations at December 31, 2000 (dollars in thousands):

                                                       Income                   Shares                 Per-Share
                                                     (Numerator)            (Denominator)               Amount
                                                     -----------            -------------               ------

       Basic EPS:
         Income available to common
           shareholders                         $            599                  167,823        $          3.57
                                                                                                   =============

       Effect of Dilutive Securities:
         Stock options                                         -                   18,899
                                                   -------------            -------------

       Diluted EPS:
         Income available to common
           shareholders and assumed
           conversions                          $            599                  186,722        $          3.21
                                                   =============            =============          =============


                                       (9)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

4.     Statement of Cash Flows
       -----------------------

The Company has chosen to report, on a net basis, its cash receipts and cash payments for time deposits accepted and repayments of those deposits, and for loans made to customers and principal collection of loans.

The Company uses the indirect method to present cash flows from operating activities. Other supplemental information on cash flows for the year ended December 31, 2000 is presented below (in thousands):

       Cash transactions:
         Interest expense paid                              $          1,554
                                                              ==============

         Income taxes paid                                  $            371
                                                              ==============


5.       Securities
         ----------

Securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values by classification at December 31, 2000 are as follows (in thousands):

                                                                             Gross              Gross
                                                       Amortized          Unrealized         Unrealized             Fair
                                                          Cost               Gains             Losses              Value
                                                          ----               -----             ------              -----
       Securities Classified as Available for Sale
       -------------------------------------------

       Obligations of U.S. government agencies
         and corporations                             $     3,528        $         40       $          -        $     3,568
       Pass-through certificates issued by
         FHLMC, GNMA and FNMA                                 365                   9                  -                374
                                                        ---------          ----------         ----------          ---------

                                                      $     3,893        $         49       $          -        $     3,942
                                                        =========          ==========         ==========          =========

       Securities Classified as Held to Maturity
       -----------------------------------------

       Municipal securities                           $       310        $          5       $          -        $       315
       Pass-through certificates issued by
         FHLMC, GNMA and FNMA                               1,244                   -                  1              1,243
                                                        ---------          ----------         ----------          ---------

                                                      $     1,554        $          5       $          1        $     1,558
                                                        =========          ==========         ==========          =========

Investment securities with amortized costs of $1,394,000 were pledged to secure public funds at December 31, 2000.


                                      (10)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

The amortized cost and estimated fair value of securities at December 31, 2000, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Securities Available for Sale           Securities Held to Maturity
                                                     -----------------------------           ---------------------------
                                                     Amortized             Fair             Amortized             Fair
                                                        Cost               Value              Cost               Value
                                                        ----               -----              ----               -----


       Due from one to five years                   $     3,577        $      3,619       $        311        $       314
       Due from five to ten years                           152                 156                 60                 62
       Due after ten years                                  164                 167              1,183              1,182
                                                      ---------          ----------         ----------          ---------

                                                    $     3,893        $      3,942       $      1,554        $     1,558
                                                      =========          ==========         ==========          =========



6.     Loans and Allowance for Possible Loan Losses
       --------------------------------------------

Loans at December 31, 2000 consisted of the following (in thousands):

       Commercial                                           $            6,844
       Real estate                                                      17,853
       Installment                                                       3,997
       Agricultural                                                      1,985
       Other                                                               370
                                                               ---------------

                                                                        31,049

       Unearned income                                                     (38)
       Allowance for possible loan losses                                 (412)
                                                               ---------------

                                                            $           30,599
                                                               ===============

An analysis of the allowance for possible loan losses for the year ended December 31, 2000 is as follows (in thousands):

       Balance at the beginning of the year                 $              428
       Provision for possible loan losses                                   48
       Loans charged to the allowance account                              (73)
       Recoveries on loans previously charged-off                            9
                                                               ---------------

       Balance at the end of the year                       $              412
                                                               ===============


                                      (11)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

The Company extends commercial and consumer credit primarily to customers in East Texas. At December 31, 2000, substantially all of the Company's loans were collateralized with real estate, inventory, accounts receivable, equipment, marketable securities or other assets.

Impairment of loans with a recorded investment of $278,000 at December 31, 2000 has been recognized in conformity with SFAS No. 114, as amended by SFAS No. 118. The average recorded investment in impaired loans amounted to approximately $298,000 for the year ended December 31, 2000. The allowance for possible loan losses related to impaired loans was $87,000 at December 31, 2000. Interest income recognized on impaired loans in 2000 amounted to approximately $32,000.

There were no significant loans contractually past due over ninety days which continued to accrue interest at December 31, 2000.

The Company is not committed to lend additional funds to debtors whose loans have been modified.

7.     Bank Premises and Equipment
       ---------------------------

Bank premises and equipment at December 31, 2000 consisted of the following (in thousands):

       Building                                     $            1,574
       Furniture and equipment                                   1,455
                                                       ---------------

                                                                 3,029

       Less accumulated depreciation                            (1,809)
                                                       ---------------

                                                    $            1,220
                                                       ===============


Depreciation expense was $175,000 for the year ended December 31, 2000.

                                      (12)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

8.       Deposits
         --------

Deposits at December 31, 2000 consisted of the following (dollars in thousands):

                                                           Amount     Percent
                                                           ------     -------

      Noninterest bearing demand accounts              $     8,969       19.9  %
      Interest bearing demand accounts                      15,091       33.4
      Savings accounts                                       2,390        5.3
      Certificates of deposit, less than $100,000           13,498       29.9
      Certificates of deposit, $100,000 and greater          5,206       11.5
                                                          ---------  ---------

                                                       $    45,154      100.0  %
                                                          =========  =========


At December 31, 2000, the scheduled maturities of certificates of deposit of $100,000 or more were as follows (in thousands):

      One year or less    $5,103
      One to five years      103
                          ------

                          $5,206
                          ======


9.       Other Noninterest Expense
         -------------------------

Other noninterest expense consisted of the following for the year ended December 31, 2000:

      Data processing        $168
      Regulatory exam fees     80
      Directors' fees          65
      Supplies                 53
      Franchise taxes          49
      Other                   430
                             ----

                             $845
                             ====

                                      (13)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

10.      Federal Income Taxes
         --------------------

Federal income tax expense for the year ended December 31, 2000 consisted of the following (in thousands):

       Current                                           $         278
       Deferred                                                     39
                                                         --------------

           Income tax expense                            $         317
                                                         ==============


Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 were as follows (in thousands):

       Deferred tax asset:
         Allowance for loan losses for book in excess             $
           of tax                                                           100
         Investment securities basis for tax in excess
           of book                                                           11
                                                                  --------------

             Total deferred tax asset                                       111
                                                                  --------------

       Deferred tax liability:
         Bank premises and equipment basis for book in
           excess of tax                                                    120
         Other                                                              126
                                                                  --------------

             Total deferred tax liability                                   246
                                                                  --------------

                 Net deferred tax liability                       $         135
                                                                  ==============

                                      (14)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

The difference between the financial statement income tax expense and amounts computed by applying the statutory federal income tax rate of 34.0% to income before income taxes was as follows:

       Income taxes computed by the statutory
         federal tax rate on pre-tax income                   $         311

       Tax effects of:
         Tax-exempt income                                               (6)
         Non-deductible expenses and other, net                          12
                                                              --------------

                                                              $         317
                                                              ==============

       Effective tax rate                                              34.6 %
                                                              ==============


11.      Stock Options
         -------------

The Company has a nonqualified stock option plan covering certain of its senior officers under which the Company granted options to purchase up to 19,500 shares of its capital stock at an option price of $7.50 per share. Such options were fully vested at December 31, 2000. The option plan expires at the earlier of the date of death of the optionee or ten years from inception of the plan (1995), and contains provisions which generally require the participants to remain employed with the Company to exercise the options. Additionally, the option plan contains provisions whereby all options would become fully vested and unexercised options would be priced at an option price of $2.00 per share should the Company become subject to a change of control.

No compensation expense was recorded in 2000 as a result of the stock options. The Company applies APB 25 in accounting for its stock option plan. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, management believes that net income for 2000 would not be materially different.

12.      Employee Benefits
         -----------------

The Company has a profit sharing plan for employees of its subsidiary bank. The plan is available to all full-time employees with required tenure, and employees may make voluntary contributions to the plan. The plan is managed by the trust department of a correspondent bank, and participants may make elections as to the composition of their investment. Pension costs are funded as accrued; the Bank expended $37,751 in 2000 for contributions to the plan. As of the end of 2000, the net value of plan assets was approximately $816,000 which approximated vested pension benefits. The Bank provides no other post-employment benefits.

                                      (15)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

In January 2000, the Board of Directors of the Company approved employee retention agreements with certain officers. These agreements basically provide that, in exchange for the employees' contractual agreement to remain in management of the Company for a specified period, the employees will be paid lump-sum compensation in the event the Company undergoes a change of control as defined in the agreement. The agreements are for five year terms, are renewable thereafter, and contain certain other provisions. Payment of compensation under the agreement is contingent upon potential future occurrences; accordingly, no compensation expense has been recorded by the Company.

13.  Financial Instruments With Off-Balance Sheet Risk
     -------------------------------------------------

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 2000, the approximate amounts of these financial instruments were as follows (in thousands):

     Commitments to extend credit                               $      4,877
     Standby letters of credit                                            81
     Credit card lines available                                       1,179
                                                                ------------

                                                                $      6,137
                                                                ============


Although the maximum exposure to loss is the amount of such commitments, at December 31, 2000, management anticipated no material losses from such activities.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, inventory, equipment and income-producing commercial properties.

                                      (16)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

The Company was not required to perform on any financial guarantees during 2000. The Company has not incurred any significant losses on such commitments.

14.  Related Party Transactions
     --------------------------

In the ordinary course of business, the Company conducts transactions with its employees, officers, directors, and other related parties. Generally, in the opinion of management, loan and deposit transactions have terms, including interest rates and collateral, similar to transactions with the Company's general public customers. At December 31, 2000, aggregate loans to related parties were $1,913,000. During 2000, $536,000 of new loans were originated and repayments totaled $703,000.

15.  Significant Group Concentrations of Credit Risk
     -----------------------------------------------

The majority of the Company's loan and business activity is with customers located within Texas. Such customers are normally also depositors of the Company. The concentrations of credit by type of loan are set forth in note 6. The distribution of commitments to extend credit generally approximates the distribution of loans outstanding.

At December 31, 2000, the Company had due from bank deposits of $1,157,000 in excess of federally insured limits with one correspondent bank. Additionally, the Company had a total of $1,875,000 in federal funds sold to its correspondent banks at December 31, 2000.

16.  Fair Value Disclosures of Financial Instruments
     -----------------------------------------------

The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

Cash and short-term investments

The carrying amounts of cash and short-term instruments approximate their fair value




                                      (17)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

Available for sale and held to maturity securities

Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate their fair values.

Loans

For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for commercial real estate loans and other commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Accrued interest

The carrying amounts of accrued interest approximate their fair values.

Off-balance sheet instruments

Commitments to extend credit and standby letters of credit have short maturities and therefore, have no significant fair value.

                                      (18)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2000 were as follows (in thousands):

                                                          Carrying         Fair
                                                           Amount          Value
                                                           ------          -----
    Financial assets:
      Cash and cash equivalents                            $ 5,674       $ 5,674
      Interest bearing deposits at other banks               9,697         9,697
      Investment securities                                  5,496         5,500
      Loans                                                 30,599        30,410
      Accrued interest receivable                              545           545

    Financial liabilities:
      Deposits                                             $45,154       $45,170
      Accrued interest payable                                 237           237

    Off-balance sheet instruments:
      Commitments to extend credit                         $    --       $    --
      Standby letters of credit                                 --            --


17.  Restrictions on Retained Earnings
     ---------------------------------

Under banking law, there are legal restrictions limiting the amount of dividends the Company can declare. Approval of the regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Company to fall below specified minimum levels.

18.  Regulatory Matters
     ------------------

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

                                      (19)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from regulatory authorities categorized the Company as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", the Company must maintain minimum total risk based, Tier I risk based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would change the institution's category.

The Bank's actual capital amounts and ratios at December 31, 2000 are presented in the following table (dollars in thousands).

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                           For Capital                Prompt Corrective
                                                 Actual                 Adequacy Purposes             Action Provisions
                                                 ------                 -----------------             -----------------
                                          Amount        Ratio         Amount         Ratio          Amount        Ratio
                                          ------        -----         ------         -----          ------        -----
     Total capital to risk weighted       $    8,326     26.6  %    * $    2,501      8.0  %     * $    3,126     10.0  %
     assets
     Tier I capital to risk weighted           7,935     25.4       *      1,251      4.0        *      1,876      6.0
     assets
     Tier I capital to average assets          7,935     15.3       *      2,078      4.0        *      2,598      5.0

* denotes more than and equal to.

                                       (20)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

19.  Parent Company Only Condensed Financial Information
     ---------------------------------------------------

The condensed balance sheet, statement of income and statement of cash flows as of and for the year ended December 31, 2000 of Rusk County Bancshares, Inc. (Parent Company only) are presented below (in thousands).

                                  Balance Sheet

                                December 31, 2000

ASSETS
------

Cash and cash equivalents                                  $               -

Investment in subsidiary                                               7,970
                                                              --------------

                                                           $           7,970
                                                             ===============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Other liabilities                                          $               -

Stockholders' equity:
  Common stock                                                           510
  Paid-in capital                                                      3,592
  Retained earnings                                                    5,738
  Accumulated other comprehensive income                                  33
                                                              --------------

                                                                       9,873

Treasury stock, at cost                                               (1,903)
                                                              --------------

      Total stockholders' equity                                       7,970
                                                              --------------

                                                           $           7,970
                                                              ==============

                                      (21)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

     ---------------------------------------------------------------


                               Statement of Income

                      For the Year Ended December 31, 2000

Interest income:
  Dividends from subsidiary                                           $    98

Noninterest expense:
  Other                                                                    59
                                                                      -------

Income before undistributed earnings of subsidiary                         39

Equity in undistributed earnings of subsidiary                            560
                                                                      -------

Net income                                                            $   599
                                                                      =======

                                      (22)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

     ---------------------------------------------------------------


                             Statement of Cash Flows

                      For the Year Ended December 31, 2000


Cash flows from operating activities:
  Net income                                                            $   599
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed income of subsidiary                         (560)
                                                                        -------

          Net cash provided by operating activities                          39
                                                                        -------

Cash flows from financing activities:
  Purchase of treasury stock                                                 (5)
  Dividends paid on common stock                                            (42)
                                                                        -------

          Net cash used in financing activities                             (47)
                                                                        -------

Net decrease in cash and cash equivalents                                    (8)

Cash and cash equivalents at beginning of year                                8
                                                                        -------

Cash and cash equivalents at end of year                                $     -
                                                                        =======


20.  Subsequent Event
     ----------------

On February 6, 2001, the Company's Board of Directors entered into an Agreement and Plan of Reorganization (subject to certain conditions and contingencies, including stockholder and regulatory approvals) to sell 100% of the outstanding shares of voting stock of the Company to an unaffiliated commercial bank. The acquisition, subject to the conditions described above, is expected to be completed and the Company merged into the unaffiliated commercial bank during the third quarter of 2001.

                                      (23)

                          RUSK COUNTY BANCSHARES, INC.
                                AND SUBSIDIARIES

                    Interim Consolidated Financial Statements

                             June 30, 2001 and 2000

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                       Interim Consolidated Balance Sheet

                             June 30, 2001 and 2000

                (Dollars in Thousands, Except Per Share Amounts)

                                   (Unaudited)

                                                                                   2001               2000
                                                                                   ----               ----
ASSETS
------

Cash and due from banks                                                          $    3,101         $   2,917
Federal funds sold                                                                    3,635               605
                                                                                 ----------         ---------

      Total cash and cash equivalents                                                 6,736             3,522

Interest bearing deposits at other banks                                             12,817             8,311
Securities available for sale                                                         3,318             4,587
Securities held to maturity                                                           1,327             1,737
Loans, net                                                                           30,180            33,785
Bank premises and equipment, net                                                      1,150             1,302
Accrued interest receivable                                                             643               646
Other assets                                                                            861                75
                                                                                 ----------         ---------

                                                                                 $   57,032         $  53,965
                                                                                 ==========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
  Noninterest bearing                                                            $    9,469         $   8,776
  Interest bearing                                                                   39,218            37,259
                                                                                 ----------         ---------

      Total deposits                                                                 48,687            46,035

Other liabilities                                                                     1,910               321
Commitments and contingencies                                                             -                 -

Stockholders' equity:
  Capital stock, $2 par value; 500,000 shares authorized, 255,000
    shares issued                                                                       510               510
  Capital surplus                                                                     3,500             3,592
  Retained earnings                                                                   4,275             5,424
  Accumulated other comprehensive income (loss)                                          53               (14)
                                                                                 ----------         ---------

                                                                                      8,338             9,512

  Treasury stock, 87,177 shares, at cost                                             (1,903)           (1,903)
                                                                                 ----------         ---------

      Total stockholders' equity                                                      6,435             7,609
                                                                                 ----------         ---------

                                                                                 $   57,032         $  53,965
                                                                                 ==========         =========


          See accompanying notes to consolidated financial statements.

                                       (1)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                    Interim Consolidated Statement of Income

                 For the Six Months Ended June 30, 2001 and 2000

                (Dollars in Thousands, Except Per Share Amounts)

                                   (Unaudited)


                                                          2001           2000
                                                          ----           ----

Interest income:
  Interest and fees on loans                            $   1,488      $  1,610
  Interest and dividends on securities:
    Taxable                                                   164           194
    Tax exempt                                                  6             9
  Interest on federal funds sold                               40            21
  Interest bearing deposits at other banks                    368           257
                                                        ---------      --------

      Total interest income                                 2,066         2,091
                                                        ---------      --------

Interest expense:
  Deposit accounts                                            814           740
  Other borrowings                                              1             6
                                                        ---------      --------

      Total interest expense                                  815           746
                                                        ---------      --------

Net interest income                                         1,251         1,345

Provision for possible loan losses                            124            24
                                                        ---------      --------

Net interest income after provision                         1,127         1,321
                                                        ---------      --------

Noninterest income:
  Service charges                                             260           250
  Other                                                        32            54
                                                        ---------      --------

      Total noninterest income                                292           304
                                                        ---------      --------

Noninterest expense:
  Salaries and employee benefits                            2,411           552
  Occupancy of bank premises                                  164           203
  Other                                                       737           445
                                                        ---------      --------

      Total noninterest expense                             3,312         1,200
                                                        ---------      --------

(Loss) income before income taxes                          (1,893)          425

Income tax (benefit) expense                                 (472)          140
                                                        ---------      --------

Net (loss) income                                       $  (1,421)     $    285
                                                        =========      ========

Basic (loss) earnings per share                         $   (8.47)     $   1.70
                                                        =========      ========

Diluted (loss) earnings per share                       $   (7.61)     $   1.53
                                                        =========      ========


          See accompanying notes to consolidated financial statements.

                                       (2)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

        Interim Consolidated Statement of Changes in Stockholders' Equity

                 For the Six Months Ended June 30, 2001 and 2000

                (Dollars in Thousands, Except Per Share Amounts)

                                   (Unaudited)

                                                                                       Accumulated
                                                                                          Other
                                      Capital          Capital         Retained       Comprehensive      Treasury
                                       Stock           Surplus         Earnings       Income (Loss)       Stock            Total
                                       -----           -------         --------       -------------       -----            -----
Balance January 1, 2000            $       510       $    3,592      $     5,181      $        (1)       $  (1,898)    $      7,384

Comprehensive income:
  Net income                                 -                -              285                -                -              285
  Net change in unrealized
    depreciation on securities
    available for sale, net of
    tax                                      -                -                -              (13)               -              (13)
                                                                                                                           --------

      Total comprehensive income             -                -                -                -                -              272

Cash dividends                               -                -              (42)               -                -              (42)

Purchase of treasury stock                   -                -                -                -               (5)              (5)
                                       -------          -------         --------         --------         --------         --------

Balance June 30, 2000              $       510       $    3,592      $     5,424      $       (14)       $  (1,903)    $      7,609
                                       =======          =======         ========         ========         ========         ========


Balance January 1, 2001            $       510       $    3,592      $     5,738      $        33        $  (1,903)    $      7,970

Comprehensive income:
  Net loss                                   -                -           (1,421)               -                -           (1,421)
  Net change in unrealized
    appreciation on securities
    available for sale, net of
    tax                                      -                -                -               20                -               20
                                                                                                                           --------

      Total comprehensive loss               -                -                -                -                -           (1,401)

Cash dividends                               -                -              (42)               -                -              (42)

Settlement of stock options                  -              (92)               -                -                -              (92)
                                       -------          -------         --------         --------         --------         --------

Balance June 30, 2001              $       510       $    3,500      $     4,275      $        53        $  (1,903)    $      6,435
                                       =======          =======         ========         ========         ========         ========


          See accompanying notes to consolidated financial statements.

                                       (3)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                  Interim Consolidated Statement of Cash Flows

                 For the Six Months Ended June 30, 2001 and 2000

                (Dollars in Thousands, Except Per Share Amounts)

                                   (Unaudited)

                                                                                         2001                 2000
                                                                                         ----                 ----
Cash flows from operating activities:
  Net (loss) income                                                               $          (1,421)        $       285
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
      Depreciation                                                                               72                  92
      Accretion net of amortization                                                               -                  (4)
      Provision for possible loan losses                                                        124                  24
      Increase in net accrued interest, prepaid expenses
        and other assets                                                                       (722)               (118)
      Increase (decrease) in other liabilities                                                1,464                 (84)
                                                                                   -----------------        -----------

          Net cash (used in) provided by operating activities                                  (483)                195
                                                                                   -----------------        -----------

Cash flows from investing activities:
  Increase in interest bearing deposits at other banks                                       (3,120)               (490)
  Purchase of securities available for sale                                                       -              (1,479)
  Proceeds from maturities, sales, and calls of securities available of sale                    654                   -
  Proceeds from maturities and calls of securities held to maturity                             227                 206
  Net loans repaid (originated)                                                                 295              (1,335)
  Net additions to premises and equipment                                                        (2)                (52)
                                                                                   -----------------        -----------

          Net cash used in investing activities                                               (1,946)            (3,150)
                                                                                   -----------------        -----------
Cash flows from financing activities:
  Net increase in demand deposits, NOW and savings accounts                                    3,001              1,602
  Net additions of certificates of deposit                                                       532                114
  Dividends paid                                                                                 (42)               (42)
  Purchase of treasury stock                                                                       -                 (5)
                                                                                   -----------------        -----------

          Net cash provided by financing activities                                            3,491              1,669
                                                                                   -----------------        -----------

Net increase (decrease) in cash and cash equivalents                                           1,062             (1,286)

Cash and cash equivalents at beginning of period                                               5,674              4,808
                                                                                   -----------------        -----------

Cash and cash equivalents at end of period                                        $            6,736        $     3,522
                                                                                   =================        ===========

          See accompanying notes to consolidated financial statements.

                                       (4)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

               Notes to Interim Consolidated Financial Statements

                             June 30, 2001 and 2000

                (Dollars in Thousands, Except Per Share Amounts)

                                   (Unaudited)

1.       Summary of Significant Accounting Policies
         ------------------------------------------

These interim consolidated financial statements are prepared without audit and reflect all adjustments that, in the opinion of management, are necessary to present fairly the consolidated financial position of Rusk County Bancshares, Inc. and Subsidiaries (Company) at June 30, 2001 and 2000, and their consolidated results of operations and cash flows for the six month periods then ended. All such adjustments are normal and recurring in nature. The accompanying financial statements have been prepared in accordance with the instructions established by the Securities and Exchange Commission (SEC). Accordingly, these financial statements do not purport to contain all necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances, and should be read in conjunction with the financial statements, and notes thereto, of the Company for the year ended December 31, 2000, included herein. The accounting policies of the Company conform to generally accepted accounting principles and practices generally followed within the banking industry. Refer to the accounting policies of the Company described in the notes to financial statements contained in the 2000 consolidated financial statements. The Company has consistently followed these policies in preparing these interim consolidated financial statements.

The Company provides a full range of banking services to individual and corporate customers and is subject to competition from other financial institutions. The Company is subject to the regulations of certain federal agencies and periodic examinations by those regulatory authorities.

To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual future results could differ. The allowance for loan losses, fair values of financial instruments, and status of contingencies are particularly subject to change.

                                       (5)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

2.       Recent Accounting Pronouncements
         --------------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, should it acquire such derivative instruments or should it engage in such hedging activities, will adopt SFAS 133 (as later amended by SFAS 137) as required for its year ended December 31, 2001.

In September 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS 140 replaces SFAS 125 and resolves various implementation issues while carrying forward most of the provisions of SFAS 125 without change. SFAS 140 revises standards for transfers of financial assets by clarifying criteria and expanding guidance for determining whether the transferor has relinquished control and the transfer is therefore accounted for as a sale. SFAS 140 also adopts new accounting requirements for pledged collateral and requires new disclosures about securitizations and pledged collateral. SFAS 140 is effective for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Management does not expect this standard to have a material effect on the Company's financial statements.

In June 2001, FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS 141 addresses financial accounting and reporting for business combinations and requires use of the purchase method of accounting for business combinations. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, both pre-existing and newly created goodwill and other intangibles. Pre-existing goodwill and other intangible assets which do not arise from contractual or other legal rights and which are not separable, either individually or in combination with a related contract, asset or liability, are to be periodically (but at least annually) reviewed for impairment only and are not subject to future amortization. Newly created goodwill and other intangible assets are to be segregated between those that are recognizable and have a finite life and those that are either not recognizable or determined to have an indefinite life. Recognizable intangible assets shall be amortized over their estimated useful lives under a method that best reflects the patterns in which the economic benefits are consumed, while unrecognizable intangible assets or intangible assets which are deemed to have an indefinite life shall not be amortized but periodically (as least annually) reviewed for impairment. SFAS 141 is effective for all business combinations initiated after June 30, 2001, while SFAS 142 is effective for fiscal years beginning after December 15, 2001. Management has yet to determine the effects of adoption of SFAS 141 and SFAS 142.

                                       (6)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

3.       Earnings Per Share
         ------------------

Earnings per share is computed in accordance with SFAS No. 128, "Earnings Per Share", which requires presentation of basic and diluted earnings per share
(EPS) for entities with complex capital structures. Basic EPS is based on net income divided by the weighted-average number of shares outstanding during the period. Diluted EPS includes the dilutive effect of stock options granted using the treasury stock method. Following is a reconciliation of the numerators and denominators of basic and diluted per-share computations for the six months ended June 30, 2001 and 2000 (dollars in thousands):

                                                      Income             Shares               Per-Share
                                                    (Numerator)       (Denominator)            Amount
                                                    -----------       -------------            ------

       June 30, 2001:
         Basic EPS:
           Loss allocable to common
             shareholders                           $     (1,421)           167,823       $         (8.47)
                                                                                            =============

         Effect of Dilutive Securities:
           Stock options                                       -             18,860
                                                   -------------      -------------

         Diluted EPS:
           Loss allocable to common
             shareholders and assumed
             conversions                            $     (1,421)           186,683       $         (7.61)
                                                   =============      =============         =============

       June 30, 2000:
         Basic EPS:
           Income available to common
             shareholders                           $        285            167,823       $          1.70
                                                                                            =============

         Effect of Dilutive Securities:
           Stock options                                       -             18,885
                                                   -------------      -------------

         Diluted EPS:
           Income available to common
             shareholders and assumed
             conversions                            $        285            186,708       $          1.53
                                                   =============      =============         =============

                                       (7)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

4.       Statement of Cash Flows
         -----------------------

The Company has chosen to report on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans and purchases and redemptions of interest bearing deposits in other banks.

The Company has chosen to report its cash flows by the indirect method. Supplemental information on cash flows for the six months ended June 30, 2001 and 2000 is as follows (in thousands):



                                                                                     2001                        2000
                                                                                     ----                        ----
       Cash transactions:
         Interest expense paid                                             $                 872       $                 785
                                                                               =================           =================


5.       Securities
         ----------

Securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values by classification at June 30, 2001 and 2000 are as follows (in thousands):


                                                                           Gross              Gross
                                                     Amortized          Unrealized         Unrealized             Fair
                                                        Cost               Gains             Losses              Value
                                                        ----               -----             ------              -----

       Securities Classified as Available for
       --------------------------------------
       Sale
       ----
       June 30, 2001:
         Obligations of U.S. government
           agencies and corporations                $      2,932        $         68       $          -        $     3,000
         Pass-through certificates issued by
           FHLMC, GNMA and FNMA                              305                  13                  -                318
                                                       ---------          ----------         ----------          ---------

                                                    $      3,237        $         81       $          -        $     3,318
                                                       =========          ==========         ==========          =========

       June 30, 2000:
         Obligations of U.S. government
           agencies and corporations                $      4,024        $          -       $         30        $     3,994
         Pass-through certificates issued by
           FHLMC, GNMA and FNMA                              404                  10                  1                413
         Other                                               108                   -                  -                180
                                                       ---------          ----------         ----------          ---------

                                                    $      4,608        $         10       $         31        $     4,587
                                                       =========          ==========         ==========          =========

                                       (8)

                 RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

                                                                           Gross              Gross
                                                     Amortized          Unrealized         Unrealized             Fair
                                                        Cost               Gains             Losses              Value
                                                        ----               -----             ------              -----
       Securities Classified as Held to Maturity
       -----------------------------------------

       June 30, 2001:
         Municipal securities                       $       310        $          6       $          -        $       316
         Pass-through certificates issued by
           FHLMC, GNMA and FNMA                           1,017                   8                  -              1,025
                                                      ---------          ----------          ---------           --------

                                                    $     1,327        $         14       $          -        $     1,341
                                                      =========          ==========          =========           ========

       June 30, 2000:
         Municipal securities                       $       310        $          4       $          -        $       314
         Pass-through certificates issued by
           FHLMC, GNMA and FNMA                           1,427                   4                 25              1,406
                                                      ---------          ----------          ---------           --------

                                                    $     1,737        $          8       $         25        $     1,720
                                                      =========          ==========          =========           ========


The amortized cost and estimated fair value of securities at June 30, 2001, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     Securities Available for Sale           Securities Held to Maturity
                                                     -----------------------------           ---------------------------
                                                     Amortized             Fair             Amortized             Fair
                                                        Cost               Value              Cost               Value
                                                        ----               -----              ----               -----

       Due from one to five years                   $     2,932        $      3,000       $        285        $       291
       Due from five to ten years                             -                   -                 25                 25
                                                       --------           ---------          ---------           --------

                                                          2,932               3,000                310                316

       Pass-through certificates issued by
         FHLMC, GNMA and FNMA                               305                 318              1,017              1,025
                                                       --------           ---------          ---------           --------

                                                    $     3,237        $      3,318       $      1,327        $     1,341
                                                       ========           =========          =========           ========


                                       (9)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

6.     Loans and Allowance for Possible Loan Losses
       --------------------------------------------

Loans at June 30, 2001 and 2000 consisted of the following (in thousands):

                                                                                     2001                        2000
                                                                                     ----                        ----
       Real estate                                                         $             16,686        $             17,515
       Commercial                                                                         5,596                       7,736
       Consumer                                                                           6,426                       6,796
       Agricultural                                                                       1,979                       2,136
       Other                                                                                 21                          45
                                                                               ----------------            ----------------

                                                                                         30,708                      34,228

       Allowance for possible loan losses                                   (               528 )       (               443 )
                                                                               ----------------            ----------------

                                                                           $             30,180        $             33,785
                                                                               ================            ================

The Company extends commercial and consumer credit primarily to customers in the State of Texas. At June 30, 2001 and 2000, substantially all of the Company's loans were collateralized with real estate, inventory, accounts receivable, equipment and/or other assets. Although the Company has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

The Company is not committed to lend additional funds to debtors whose loans have been modified.

An analysis of the allowance for possible loan losses for the six months ended June 30, 2001 and 2000 is as follows (in thousands):

                                                                                     2001                        2000
                                                                                     ----                        ----

       Balance at beginning of period                                      $                412        $                428
       Provision charged to earnings                                                        124                          24
       Loans charged to the allowance account                               (                27 )       (                17 )
       Recoveries on loans previously charged-off                                            19                           8
                                                                               ----------------            ----------------

       Balance at end of period                                            $                528        $                443
                                                                               ================            ================

                                      (10)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

7.     Deposits
       --------

Deposits at June 30, 2001 and 2000 consisted of the following (in thousands):

                                                        June 30, 2001                                June 30, 2000
                                                        -------------                                -------------
                                                Amount                Percent                Amount                Percent
                                                ------                -------                ------                -------
Noninterest bearing demand accounts       $         9,469                   19.4 %     $         8,776                   19.1 %
Interest bearing demand accounts                   17,441                   35.8                15,583                   33.9
Savings accounts                                    2,541                    5.2                 2,382                    5.2
Certificates of deposit, less than                 13,644                   28.0                14,705                   31.9
  $100,000
Certificates of deposit, $100,000
  and greater                                       5,592                   11.6                 4,589                    9.9
                                             ------------          -------------          ------------           ------------

                                          $        48,687                  100.0 %     $        46,035                  100.0 %
                                             ============          =============          ============           ============


8.     Financial Instruments
       ---------------------

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At June 30, 2001 and 2000, the approximate amounts of these financial instruments were as follows (in thousands):

                                                                                     2001                        2000
                                                                                     ----                        ----

       Financial instruments whose contract amounts
         Represent credit risk:
           Commitments to extend credit                                    $              4,316        $              3,237
           Standby letters of credit                                                         10                          60
                                                                               ----------------            ----------------

                                                                           $              4,326        $              3,297
                                                                               ================            ================


                                      (11)

                  RUSK COUNTY BANCSHARES, INC. AND SUBSIDIARIES

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no losses from such activities.

9.    Subsequent Event
      ----------------

On February 6, 2001, the Company's Board of Directors entered into an Agreement and Plan of Reorganization (subject to certain conditions and contingencies, including stockholder and regulatory approvals) to sell 100% of the outstanding shares of voting stock and 100% of the outstanding and unexercised stock options of the Company to an unaffiliated commercial bank. The acquisition, subject to the conditions described above, is expected to be completed and the Company merged into the unaffiliated commercial bank during the third quarter of 2001.


                                      (12)